CONTRACT PACKING AGREEMENT

This Agreement made and entered into this the 22nd day of August, 2018, by and between Pacific Flavor Int. Inc. (hereinafter referred to as "Company") and Bell Food & Beverage, Inc., (hereinafter referred to as "Packer"), and or a new company to be formed and amended upon the mutual consent of all parties.

"RECITALS"

A.

Packer is in the business of packaging various products and beverages.

B.

Company sells and distributes various products into various sectors under its own brand name for Blueberry and other Fruit Products.

C.

Packer and Company wish to provide for the terms and conditions upon which Packer will produce products for the Company.

"COVENANTS"

For and in consideration of the mutual covenants, conditions and provisions contained herein, the parties hereto agree as follows:

1.

The term of the agreement will be for 5 years, and will renew in 1 year increments upon mutual agreement, and so long as the lease allows.

2.

Packer agrees to pack for the Company as shown on Schedule 'A' (the "Products"), in accordance with written formulas and standards set by the Company and provided to Packer, which formulas and standards may be omitted or enhanced from time to time by the Company.

3.

The packaging for the Product shall be in accordance with the pricing and payment structures as set forth in Schedule 'B.'

4.

Packer agrees to package for the Company in various products and sizes specified in Schedule 'A', and in such quantities as may be mutually agreed upon between Company and Packer during the terms of this Agreement.

5.

Packer will schedule production of products based on the Oregon Blueberry season. Packer further agrees to code-date products so as to make possible identification of date of production in accordance with coding system as required by Company. Packer agrees to label products as needed for shipping.

6.

Packer and or Company will procure raw materials for the Company’s product as outlined in Schedule 'C'.

7.

Company and or Packer agrees to obtain sufficient materials to accommodate normal production requirements for packing. It is understood that inventory levels of materials ordered by Packer will be specifically for Company’s product, and maintained at a level that will consider supplier minimum run requirements, Packer’s minimum run requirements, historical sales data when available and Company’s sales projections.

8.   Packer agrees to send samples of products at Company’s expense to Company at places and intervals reasonably determined by Company. Company will provide packer with its shipping labels or preferred shipping account data for mailings.

9.

Packer agrees to allow representatives of Company to inspect its production facilities including observing the “Process” and “Quality Control” functions during normal business hours, with sufficient notice at a minimum of five (5) days, and schedule the time for inspection.

10.

Title to all finished goods shall remain with Packer for up to 10 days. Packer shall be responsible for warehousing such inventories, which cost is included in the rates as shown in Schedule ‘B'. Any product that is not shipped after an annual agreed upon date will begin accruing a warehousing fee specified in Schedule B.

11.

Finished goods will be released from Packer’s inventory by Packer only upon specific orders from Company and shall be shipped FOB, or as agreed upon between the parties (delivered pricing can be built based on delivery zip code). Company shall provide Packer five (5) working days’ notice of its shipping requirements.

12.

Packer agrees to routinely keep and maintain daily production and quality control reports of Company’s products and to supply said reports to Company upon request.  Company shall at all reasonable times be entitled to access to the business records and reports of Packer as they relate to the production, quality control and shipment of Company's products.

13.

This Agreement shall become and be effective immediately upon the execution of the same by the parties herein. This Agreement shall remain in full force and effect for 60 months, and renew every year by mutual agreement, unless or until terminated by either party as hereinafter provided. Either party shall have the right to terminate the Agreement upon one hundred and twenty (120) days’ written notice of its intention to terminate. Either the Packer, or the Company, shall have ninety (90) days upon receipt of the notice, to respond with a resolution and opportunity to cure. In the event of a termination, all of the obligations of either party hereunder shall be adjusted up to and including the effective date of said termination.

14.

Within thirty (30) days Company shall pay Packer for all unpaid invoices for finished product produced for Company, and for all unused raw materials at Packers plant ordered specifically for Company’s product which cannot be utilized for Packer's other products. Also within thirty (30) days, Company will arrange to assume the liability for all unused raw materials in the hands of Packer's suppliers ordered specifically for Company's product which cannot be utilized for Packer's other products. Upon receipt of payment from Company and release of liability from suppliers, as the case maybe, Packer will ship to Company, at Company’s expense, all finished product ingredients and raw materials in possession of Packer owned by Company. In the event of a default in the payment as provided in Schedule ‘B', Packer shall give Company thirty (30) business days' notice, and if the default is not cured after sixty (60) days, then Packer shall have the right to sell any and all Product inventory and raw materials in Packer’s possession to satisfy any of Company's obligations to Packer under this Agreement.

15.

Packer will comply with all applicable federal, state and local laws and regulations, governing the portion of the manufacturing process that the Packer performs and the materials the Packer supplies and maintain a 3rd party audit (AIB).

16.

Company will comply with all applicable federal, state and local laws and regulations governing the materials supplied by Company and the labeling and formula specifications.

17.  Packer agrees to indemnify and hold Company harmless from any loss, claim, damage, lawsuit, or expense for injury to person or property occasioned by or incident to its manufacture, bottling or preparation for delivery of Company’s products.  Company agrees to indemnify and hold packer harmless from any claim, loss, damage or lawsuit caused by materials supplied by Company. "Packer and Company during the term of this Agreement shall carry at their sole cost broad comprehensive liability insurance with limits of at least $1 million per occurrence to provide for the indemnification set forth in this paragraph. Each party shall furnish the other with evidence of the insurance required under this paragraph in a form of certificate issued by the insurance carrier, which certificate shall provide that there shall be no material change or cancellation of the coverage without ten (10) days' prior written notice of such change to the party to whom the certificate is addressed.

18.

Neither party may assign transfer this Agreement or any interest therein without the prior written consent of the other.

19.

Neither party shall be liable for any delay or failure to perform any of its obligations hereunder, which delay may be due in whole or in part to any caused or contingencies beyond said party's control, including, but not limited to, fires, accidents, acts of God, war, strikes or other labor disputes, governmental action, orders, or regulations, suppliers inventories, and any and all matters beyond said party's control.

20.

In the event that any party hereto shall become insolvent, shall file or have filed against it a voluntary or involuntary petition pursuant to the United States Bankruptcy Act, or the institution of any proceedings by or against either party for relief under any law relating to the relief of debtors, or the making of any assignment for the benefit of creditors, or the appointment of a receiver, and such condition remains unchanged for thirty (30) days', the other party may at its option terminate this Agreement on thirty (30) days' notice to the other party.

21.

It is expressly understood between the parties hereto, that any material or information revealed to Packer regarding the Company’s products or the formulae for the Company's products, and sales figures are confidential and shall be treated as such by Packer and are revealed to Packer for the sole purpose of enabling Packer to comply with its obligations under this Agreement and are not to be used for any other purpose or revealed or disclosed to any other parties, unless mutually agreed upon, or as required by SEC and regulatory reporting requirements.

22.

Disputes; Arbitration.  If there is any dispute among the parties regarding this Agreement, the parties hereto agree to submit the resolution of the dispute to arbitration with the arbitrator to be selected by mutual agreement among the parties from a list of seven potential arbitrators provided by the American Arbitration Association with each party alternately striking names, with the last name remaining to be the arbitrator so selected. Such arbitration shall take place in Las Vegas, NV, and shall comply with the Commercial Arbitration Rules of the American Arbitration Association.  The decision in writing of the arbitrator so selected in accordance with this paragraph shall be conclusive on both parties hereto. Each party agrees that any decision rendered by such arbitrator shall be enforced by any court of competent jurisdiction over such party.

23.

This Agreement, along with the schedules represents the entire understanding between Company and Packer, and supersedes all prior oral or written understandings on the same subject.  It may not be changed in any way unless such change is in writing and approved by both parties.

24.

This agreement does not constitute Packer as an agent of the Company.

25.  Any notice, request or other communication given hereunder shall be deemed to have been properly given if in writing and delivered or mailed by prepaid and registered mail in the United States of America addressed:

A.

if to Packer, to it at: 3213 Waconda Road Gervais Oregon 97026

B.

if to Company, to it at: P.O. Box 385 Blue River, OR 97413

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and date first above.

Company Name: Pacific Flavor International Inc.

Name: Tony Casad

Title: President & CEO

Company Name: Bell Food & Beverage, Inc.

Name: Robert K. Eakle

Title: President & CEO

Schedule A: Product Build

1.

Initial Product Hit List

A.

Products

Blue Berries in syrup

Jams

Cherries in sryup

B.

Sizes

32oz

24oz

64oz

8oz

12oz

1.

Standards

A.

Organic

B.

Kosher

C.

Green

D.

3rd party audit

E.

HACCP

1.

Quantities

A.

Batch Sizes

Schedule B: Pricing & Payment Structures

1.

Fee schedule

A.

Pricing Structure: Pricing is based on a per jar/case co-packing fee. Filling, processing at $0.60 per jar, ($7.20 /12pack cs) Labeling at $0.10 per jar, ($1.20/per 12 pack cs).

B.

Other misc. items: ie: jams, large jugs, plastic pouches will be negotiated on an a per run basis.

C.

Storage: Storage fees on new production will begin starting September 1st. and accrue at a rate of $4 per pallet per month for glass, boxes, inserts. $5 per pallet per month for finished and or bright jars. There are no in and out fees and no charge for labels misc. packing materials.

2.

Payment terms

A.

Payment terms will be discussed annually

B.

Labeling will be billed separately at the time of labeling and paid within 30 days

C.

Warehousing will be billed monthly and paid within 30 days.

D.

   Logistics, company pays for all trucking to and from the port.

Schedule C: Raw Materials

1)

Pure Cane Sugar.

2)

Fruit

3)

Glass / Lids

4)

Labels

5)

Boxes

6)

Pallets